BLACK HILLS CORPORATION ANNOUNCES COMMENCEMENT OF

WYGEN II POWER PLANT CONSTRUCTION

•	90 MW coal-fired plant to become a regulated asset of Cheyenne Light, Fuel & Power

RAPID CITY, SD—August 22, 2005—Black Hills Corporation (NYSE:BKH) announced today that final project specifications are completed and that construction of the Wygen II power plant will begin in September 2005.

On August 17, 2005, the Wyoming Public Service Commission issued a Certificate of Public Convenience and Necessity for the 90-megawatt baseload coal-fired power plant. That permit was the final regulatory approval required before construction could commence. The Company previously obtained from the Wyoming Department of Environmental Quality an air quality permit and an industrial siting permit.

Wygen II is expected to be a regulated asset of the Company’s subsidiary, Cheyenne Light, Fuel & Power. It will be sited at the Company’s Wyodak coal mine and energy complex near Gillette, Wyoming. The facility is expected to cost approximately $169 million, including interim financing costs during construction. Wygen II would be the fifth coal-fired power plant located at Wyodak. Two natural gas-fired combustion turbine peaking power plants also reside at the Wyodak site.

David R. Emery, Chairman, President and Chief Executive Officer of Black Hills Corporation, said, “We are excited to proceed with this power plant project. Wygen II is the third power plant of its size and configuration at Wyodak. Its design is proven to be both efficient and reliable. This power plant is expected to be in commercial operation in early 2008 to serve power to our customers at Cheyenne Light.” Presently, power is provided by Public Service Company of Colorado, a subsidiary of Xcel Energy Inc. (NYSE:XEL) under an all-requirements contract, which expires December 31, 2007.

“This project  also extends our Company’s long history of adding value to the Wyoming economy,” Emery said. “Since the 1940s, we have converted Wyoming mineral resources into electricity for Wyoming customers and beyond. The construction phase will employ several hundred workers, many of whom will be Wyoming residents. When in operation, Wygen II will provide permanent staff positions and also support a host of other energy-related jobs.” Emery added, “Wygen II will utilize the latest available emissions control technology, assuring that this power plant, like its replicate, Wygen, will be among the cleanest coal-fired plants in the world. Moreover, it will be one of the first applications of mercury abatement processes in the United States.”

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Black Hills Energy, our wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. More information is available at our Internet web site: www.blackhillscorp.com.

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Form 10-Q that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Items 1 and 2 of our 2004 Annual Report on Form 10-K and in Item 2 of Part I of our quarterly report on Form 10-Q filed with the SEC, and the following:

• The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;

•      The volumes of our production from oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

• The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
• Our ability to successfully integrate CLF&P into our operations;
• Unfavorable rulings in the rate cases filed by CLF&P with the WPSC and in the periodic applications to recover costs for fuel and purchased power;
• Changes in business and financial reporting practices arising from the repeal of the Public Utilities Holding Company Act and other provisions of the recently enacted Energy Policy Act of 2005;
• Our ability to remedy any deficiencies that may be identified in the periodic review of our internal controls;

•      The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

• The timing and extent of scheduled and unscheduled outages of power generation facilities;
• General economic and political conditions, including tax rates or policies and inflation rates;
• Our use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
• The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
• The amount of collateral required to be posted from time to time in our transactions;
• Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
• Changes in state laws or regulations that could cause us to curtail our independent power production;
• Weather and other natural phenomena;
• Industry and market changes, including the impact of consolidations and changes in competition;
• The effect of accounting policies issued periodically by accounting standard-setting bodies;
• The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions;
• Capital market conditions, which may affect our ability to raise capital on favorable terms;
• Price risk due to marketable securities held as investments in benefit plans;
• Obtaining adequate cost recovery for our retail operations through regulatory proceedings; and
• Other factors discussed from time to time in our other filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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